EXHIBIT (a)(1)(ii)

Form of Communication Announcing Option Exchange Program

We are pleased to announce that bebe is launching an important compensation program for eligible bebe employees and non-employee directors.  The market downturn has left our current stock price much lower than the exercise price of many stock options.

In response to this stock price decline, we are implementing a voluntary program that allows eligible bebe employees and non-employee directors to exchange certain existing stock options for replacement options (the “Offer”). To participate, you may submit your options for cancellation and a lesser number of replacement options will be granted to you on the date that we cancel your eligible options (the “replacement grant date”).  Your replacement options will have an exercise price equal to the closing trading price of our common stock as quoted on the Nasdaq Global Select Market on the replacement grant date.

This is a significant initiative, requiring a formal tender offer filing with the Securities and Exchange Commission. By making it possible to exchange your higher priced stock options for replacement options with an exercise price equal to the closing trading price of our common stock on the replacement grant date, we hope to provide you with stock options that could provide greater value in the future.

Click here (hyperlink available only if you are receiving this communication via e-mail) to go to the Offer to Exchange Certain Outstanding Options to Purchase Common Stock For Replacement Options (the “Offer to Exchange”) and the related Election Form, additional communications regarding the option exchange program, as well as summaries of your options that are eligible for exchange. The Offer documents are also attached to this communication.  Read the information provided and carefully consider your decision.

The Offer to allow eligible bebe employees and non-employee directors to exchange certain outstanding options for replacement options and the related modification and withdrawal rights will remain open until September 29, 2009 at 9:00 p.m., U.S. Pacific Time, unless the Offer is extended.

Options eligible for exchange (“eligible options”) are those that:

•                  have an exercise price greater than $10.74 per share;

•                  have an expiration date after the expiration date of the Offer, currently scheduled for 9:00 p.m. Pacific Time on September 29, 2009; and

•                  were granted under our 1997 Stock Plan, as amended and restated.

An option will not be an eligible option (and any election with regard to such option will be disregarded) if the per share exercise price of the option is less than the per share closing trading price of our common stock on the expiration date of the Offer, as reported by the Nasdaq Global Select Market.

You are eligible to participate in the option exchange only if you:

•                  are an employee or a non-employee director of bebe or any of its majority-owned subsidiaries on September 1, 2009 and remain an employee or a non-employee director through the grant date of the replacement options; and

•                  hold at least one eligible option on September 1, 2009.

Information regarding your eligible options is available at the Offer website https://bebe.equitybenefits.com.  The Offer website also contains detailed information regarding the Offer to Exchange and Election Form. Please read and carefully consider all of this information. If you are not able to access the website, copies of the offering materials and Election Form are available upon request from Option Exchange Helpdesk at bebe@sos-team.com or the Option Exchange Helpline at (408) 754-4630.

Please request that the documents be e-mailed or faxed to you.  Include specific e-mail or fax instructions and the reasons for your request in your e-mail.

The specifics of the program are described in the Tender Offer Statement on Schedule TO filed with the SEC and the related exhibits, which include the Offer to Exchange and the Election Form.  You must read the Tender Offer Statement on Schedule TO and all the related exhibits carefully. The Tender Offer Statement on Schedule TO is available by clicking on this hyperlink (hyperlink available only if you are receiving this communication via e-mail): https://bebe.equitybenefits.com.

You may email the Option Exchange Helpdesk at bebe@sos-team.com or call the Option Exchange Helpline at (408) 754-4630 with any questions.

To elect to participate in the Offer with respect to your eligible options, please see the key steps described below.

Key Steps

In order to participate in the Offer, please follow these steps:

•                 Log on to the Offer website at https://bebe.equitybenefits.com.  The website will allow you to view the following documents:

•                  Offer to Exchange (includes “Summary Term Sheet” with FAQs)

•                  This E-mail or Letter, dated September 1, 2009

•                  Election Form

•                  Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”)

•                  Agreement to Terms of Election (“Election Agreement”)

•                  1997 Stock Plan, as Amended and Restated

•                  Form of Option Agreement

To access the Offer website, use your User Name, which is your Employee ID.  Your initial password is the last four digits of your social security number. If you have difficulties logging in, please e-mail Option Exchange Helpdesk at bebe@sos-team.com or call the Option Exchange Helpline at (408) 754-4630.

•                 Review the list of your eligible options and carefully read the documents contained on the website.

•                 Click on the MAKE AN ELECTION button to view your eligible options and proceed with your election and follow the directions provided on the Offer website. Once you reach the Election Form, you will need to check the appropriate boxes next to each of your eligible options to indicate whether or not you are tendering your eligible options for exchange in accordance with the terms of the Offer.

•                 After completing the Election Form, you will be allowed to review the elections you have made with respect to your eligible options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the Election Confirmation Statement page.

•                 Please print and retain a copy of your Election Confirmation Statement for your records. You will also receive an e-mail confirming your election. If you do not receive this e-mail within 48 hours following your election, please contact the Option Exchange Helpdesk at bebe@sos-team.com or the Option Exchange Helpline at (408) 754-4630.

•                 You may change your mind after you have submitted an Election Form and wish to change your election.  To validly change your election, from the welcome page, click on the MAKE AN ELECTION button and repeat the steps above. You should print a copy of your revised Election Confirmation Statement for your records.

If you are unable to make your election through the Offer website, your properly signed and completed Election Form must be received via facsimile by 9:00 p.m., Pacific Time, on September 29, 2009, attention to the Option Exchange Program at (408) 904-7079.

Although the Board of Directors has approved the Offer, neither we nor the Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your eligible options pursuant to the Offer. You must make your own decision about participating in the Offer, taking into account your own personal circumstances and preferences. You should carefully review the materials provided or referred to in this package. We recommend that you consult with your personal financial, tax and legal advisors in deciding whether to participate in the Offer.

KEY DATES TO REMEMBER

The Offer expires at 9:00 p.m., U.S. Pacific Time, on September 29, 2009 (unless we extend the Offer).

The eligible options that have been tendered for exchange will be cancelled as of September 29, 2009 or, if the Offer is extended, as of the new expiration date of the Offer.  The new options will be granted as of the same date we cancel the eligible options that have been tendered for exchange.

If you have further questions after reading the Offer to Exchange and the Election Form, you are invited to e-mail your questions to the Option Exchange Helpdesk at bebe@sos-team.com and we will respond to your questions as quickly as possible or call our Option Exchange Helpline at (408) 754-4630.